  This Registration Statement also constitutes Post-Effective Amendment No. 2 to Registration Statement No. 333-41373
                     and Post-Effective Amendment No. 5 to
                      Registration Statement No. 33-55583
     As filed with the Securities and Exchange Commission on July 9, 1998.


                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act Of 1933

                                 ---------------

                                 CRIIMI MAE Inc.
             (Exact name of Registrant as specified in its charter)

                 Maryland                           52-1622022
         (State of incorporation)          (I.R.S. Employer Identification No.)

                                                     William B. Dockser
                                                    Chairman of the Board
          11200 Rockville Pike                        11200 Rockville Pike
     Rockville, Maryland  20852                    Rockville, Maryland  20852
         (301) 816-2300                                  (301) 816-2300
  (Address, including zip code, and               (Name, address, including
telephone number, including area code,          zip code, and telephone number,
      of Registrant's principal                  including area code, of agent
         executive offices)                              for service)

                                    Copy to:
                           Morris F. DeFeo, Jr., Esq.
                           Swidler & Berlin, Chartered
                          3000 K Street, NW, Suite 300
                              Washington, DC 20007

                  Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.
                                ---------------
                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
                                ---------------
                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                         CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                            Proposed Maximum        Proposed Maximum        Amount of
  Title of Each Class of Securities      Amount to be      Offering Price Per      Aggregate Offering     Registration
          to be Registered              Registered(1)           Unit (2)                  Price              Fee(3)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per       4,700,000 shares         $14.375                $57,090,399           $17,300
share
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 429 of the Securities Act of 1933, as amended, the Prospectus included herein also covers 728,494 shares of Common Stock from previous Registration Statements (No.33-55583 and No.333-41373), as to which a registration fee has previously been paid.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with the Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock on July 2, 1998, as reported on the New York Stock Exchange.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended. The Registrant has previously paid the registration fee for 728,494 shares of Common Stock registered under this Registration Statement.

      Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included herein also covers 728,494 shares of Common Stock of the Registrant registered under Registration Statement No. 33-55583 filed on September 22, 1994, as amended by Post-Effective Amendment No. 1 filed on September 23, 1994, Post-Effective Amendment No. 2 filed on March 1, 1996, Post-Effective Amendment No. 3 filed on December 2, 1997 and Post-Effective Amendment No. 4 filed on December 9, 1997 and Registration Statement No. 333-41373 filed on December 2, 1997 as amended by Post-Effective Amendment No. 1 filed on December 9, 1997. In the event any of the previously registered Common Stock is offered prior to the effective date of this Registration Statement, it will not be included in any Prospectus hereunder. The amount of Common Stock of the Registrant being registered hereby, together with the Common Stock registered under Registration Statement No. 33-55583 and Registration Statement No. 333-41373, represents the maximum amount of Common Stock of the Registrant which is expected to be offered for sale.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS                            Subject to Completion - Dated July 8, 1998

                                 CRIIMI MAE INC.
                  Dividend Reinvestment and Stock Purchase Plan

      CRIIMI MAE Inc. ("CRIIMI MAE" or the "Company") hereby offers participation in its Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan is designed to provide investors with a convenient and economical way to purchase shares of CRIIMI MAE's Common Stock, par value $.01 per share ("Common Shares"), without paying any service fees, brokerage commissions or other charges, and to reinvest all or a portion of their cash dividends in additional Common Shares, in most cases at a discount to the market price. Participants in the Plan and interested investors may:

         - Invest by making optional cash payments at any time up to a maximum of $10,000 per month, regardless of whether the participants' dividends are being reinvested.

         -    Make an initial cash investment up to a maximum of $10,000.

         - Invest by making an initial cash investment in excess of $10,000, or optional cash payments in excess of $10,000 per month, subject to permission of the Company, regardless of whether the participants' dividends are being reinvested.

         - Automatically reinvest cash dividends on all or a portion of their Common Shares.

         To fulfill the Plan's requirements, Common Shares may be purchased in the open market, in privately negotiated transactions or from the Company. Common Shares purchased in the open market or in privately negotiated transactions will be credited to participant accounts at the average price per share of all Common Shares purchased with respect to the relevant Dividend Reinvestment Date or Investment Date, as applicable, less any applicable discount. When the Company elects to make Common Shares available for purchase under the Plan, the purchase price of the Common Shares so purchased will be the average of the daily high and low sales prices of the Common Shares as reported on the New York Stock Exchange (i) with respect to Common Shares purchased with reinvested dividends, on the five Trading Days prior to the Dividend Reinvestment Date less any discount and (ii) with respect to Common Shares purchased with optional cash payments or initial cash investments, on the ten Trading Days prior to the Investment Date (in the case of optional cash payments less any discount). The price to participants of Common Shares purchased with reinvested dividends or with optional cash payments that do not exceed $10,000 will reflect a discount, initially, of 2% from the market price. Common Shares purchased with optional cash payments exceeding $10,000 (as approved by the Company) may reflect a discount ranging from 0% to 5%. No discount will be offered on Common Shares purchased under the Plan with initial cash investments.

         The closing price of the Common Shares on July 2, 1998, as reported on the New York Stock Exchange ("NYSE"), was $14.375 per share.

         This Prospectus relates to 4,700,000 Common Shares offered for purchase under the Plan. We suggest that you read the Prospectus carefully and retain it for future reference.

         Holders of Common Shares who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      The date of this Prospectus is , 1998

                              AVAILABLE INFORMATION

         CRIIMI MAE and certain of its subsidiaries are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission"). Reports, proxy statements and other information filed by CRIIMI MAE can be inspected and copied at the SEC's Public Reference Room, 450 Fifth Street, NW, Washington, D.C. 20549 and the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy material and other information concerning CRIIMI MAE may be inspected at the NYSE, 20 Broad Street, New York, New York 10005 or reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's Web Site (http://www.sec.gov).

         This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by CRIIMI MAE with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement for further information with respect to CRIIMI MAE and the Common Shares. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the SEC. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the SEC's principal office at 450 Fifth Street, NW, Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by CRIIMI MAE with the SEC (File No. 1-10360) are incorporated herein by reference:

            1.     Annual Report on Form 10-K for the year ended December 31,
                   1997.
            2.     Quarterly Report on Form 10-Q for the quarter ended March
                   31, 1998.
            3.     Definitive Proxy Statements dated April 28, 1995 and April
                   6, 1993.
            4.     Form 8-K, as filed with the SEC on June 11, 1998.
            5.     Form 8-K, as filed with the SEC on May 18, 1998.
            6.     Form 8-A, as filed with the SEC on October 16, 1989.
            7.     Form 8-B, as filed with the SEC on October 27, 1993.

      All documents filed by CRIIMI MAE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      CRIIMI MAE will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference. Requests for such copies should be directed to CRIIMI MAE's principal executive offices: CRIIMI MAE Inc., Investor Services, 11200 Rockville Pike, Rockville, Maryland 20852, or telephone (301) 816-2300 or toll-free (800) 266-0535.

                               SUMMARY OF THE PLAN

      The following is a summary of certain features of the Plan and is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus. Capitalized terms that are used but not defined in this summary have the meanings given to them in "CRIIMI MAE Inc. Dividend Reinvestment and Stock Purchase Plan--Definitions."

      The Plan provides holders of Common Shares and other investors with a convenient and economical way to purchase Common Shares through the reinvestment of all or a portion of their cash dividends in additional Common Shares. There is no minimum or maximum limitation on the amount of cash dividends a participant may reinvest under the Plan. In addition to reinvestment of dividends, participants in the Plan may invest additional funds through optional cash payments of not less than $100 and not more than $10,000 per month (except in cases covered by a Request for Waiver, as discussed below). Persons not currently holders of the Company's Common Shares may become participants by making an initial cash investment of not less than $500 and not more than $10,000 to purchase Common Shares through the Plan (except in cases covered by a Request for Waiver, as described below). For purposes of these limitations, all Plan accounts under the common control or management of a participant may be aggregated at the Company's sole discretion. Optional cash payments that exceed $10,000 and initial cash investments that exceed $10,000 may be made only upon acceptance by the Company of a completed Request for Waiver form. Participants may also make optional cash payments by having their bank checking accounts debited directly on a monthly basis (without charge to participants) to purchase Common Shares through the Plan.

      To fulfill Plan requirements, Common Shares may be purchased in the open market or in privately negotiated transactions, or directly from the Company. Common Shares purchased with reinvested dividends or with optional cash payments that do not exceed $10,000 will be issued at a discount, initially, of 2% to the market price of Common Shares. This discount is subject to change from time to time or may be discontinued at the Company's discretion, without prior notice to participants, after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. The Company may establish a different discount (ranging from 0% to 5%, the "Waiver Discount") regarding Common Shares purchased from the Company with optional cash payments exceeding $10,000 that are approved by the Company pursuant to a Request for Waiver. CRIIMI MAE reserves the right to modify the pricing or any other provision of the Plan at any time. No participant shall have any authority or power to direct the time or price at which or the manner by which Common Shares may be purchased. There will be no discount on Common Shares purchased with initial cash investments.

      Each month, at least three Trading Days prior to the first day of the relevant Pricing Period, the Company may establish a Waiver Discount applicable to optional cash payments exceeding $10,000 and a minimum price (the "Threshold Price") applicable to all optional cash payments and all initial cash investments. The Waiver Discount, which may vary each month from 0% to 5%, will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. The Threshold Price will apply to Common Shares purchased through the Plan directly from the Company but will not apply to Common Shares purchased in the open market or through negotiated transactions. Further, the reinvestment of dividends in additional Common Shares will not be subject to such Threshold Price, if any.

      Common Shares purchased for the Plan directly from the Company with reinvested dividends will be acquired on the relevant Dividend Reinvestment Date at a price to participants, computed to four decimal places, obtained by averaging the daily high and low sales price of the Common Shares on the New York Stock Exchange on the five Trading Days immediately preceding the relevant Dividend Reinvestment Date, less a discount of 2% (or such other discount, if any, then in effect). Common Shares purchased for the Plan directly from the Company with optional cash payments and initial cash investments will be acquired on the relevant Investment Date at a price to participants, computed to four decimal places, obtained by averaging the daily high and low sales price of the Common Shares on the New York Stock Exchange on the ten Trading Days immediately preceding the relevant Investment Date, in the case of optional cash payments less any discount. In the event that the Threshold Price is not satisfied for a Trading Day during the Pricing Period, then such Trading Day and the trading prices for that day will be excluded from (i) the Pricing Period and (ii) the determination of the purchase price of the Common Shares for all Common Shares purchased with optional cash payments and initial cash investments on that Investment Date. Thus, for example, if the Threshold Price is not satisfied for three of the ten Trading Days in the Pricing Period, then the purchase price of the Common Shares purchased directly from the Company with optional cash payments and initial cash investments on the Investment Date will be based upon the remaining seven Trading Days for which the Threshold Price was satisfied.

      With respect to an optional cash payment that exceeds $10,000 (i.e., pursuant to a Request for Waiver), for each Trading Day of the related Pricing Period on which the Threshold Price is not satisfied, one-tenth of a participant's optional cash payment will be returned to the participant without interest. A participant in the Plan may agree, with the Company's consent, to waive the return of a portion of an optional cash payment made pursuant to a Request for Waiver for one or more Trading Days for which the Threshold Price is not satisfied. In accordance with the waiver, the portion of the optional cash payment that would otherwise be returned to the Participant will be invested in additional Common Shares. No part of a participant's optional cash payment that does not exceed $10,000 or an initial cash investment of any amount will be returned for any Trading Day of the related Pricing Period on which the Threshold Price is not satisfied. Rather, the full amount of the optional cash payment that does not exceed $10,000 or initial cash investment will be used to purchase Common Shares (excluding from the calculation of the purchase price, however, any Trading Day on which the Threshold Price is not satisfied).

      In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued or treasury shares directly from the Company or acquiring Common Shares from third parties in the open market or in privately negotiated transactions, the Company's needs for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Shares as compared to other sources of funds, the purchase price likely to apply to any sale of Common Shares under the Plan, the participant submitting the request, the extent and nature of such participant's prior participation in the Plan, the number of Common Shares held by such participant and the aggregate amount of optional cash payments and initial cash investments for which Requests for Waiver have been submitted by all participants. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company in its sole discretion determines to be appropriate.

      From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from the discount from the market price of the Common Shares acquired under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Shares. Financial intermediaries and such other persons that engage in positioning transactions may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. The Company has no arrangements or understandings, formal or informal, with any person relating to the sale of Common Shares to be received pursuant to the Plan.

      Subject to the availability of Common Shares registered for issuance under the Plan, there is no total maximum number of Common Shares that can be issued pursuant to the reinvestment of dividends and no preestablished maximum limit applicable to optional cash payments and initial cash investments that may be made pursuant to Requests for Waiver. As of the date hereof, 4,700,000 Common Shares have been registered and are available for sale under the Plan.

      Participants in the Plan will pay no commissions or brokerage fees on open market purchases of Common Shares made in connection with dividend reinvestments, optional cash payments and initial cash investments. All costs of administering the Plan and all fees, commissions and expenses incurred in connection with any open market purchases made pursuant to the Plan will be paid by CRIIMI MAE.

      If a participant wishes to sell Common Shares held in the Plan, the participant may elect to have such Common Shares sold through the Plan. Common Shares sold through the Plan will be effected by the Agent through a registered broker-dealer and will be subject to an administrative charge of $10.00, applicable brokerage fees and commissions and transfer taxes, if any. A participant that wishes to sell Common Shares held in the Plan other than through the Plan may request that the Agent deliver a certificate for such Common Shares to the participant, which the participant may then sell through his or her registered broker-dealer.

      Participants in the Plan who reinvest dividends will be treated for federal income tax purposes as having received a dividend (to the extent the Company has current or accumulated earnings and profits) equal to (i) in the case of Common Shares purchased from the Company, the fair market value of Common Shares received, and (ii) in the case of Common Shares purchased on the open market, the amount of cash provided by the Company to purchase the Common Shares plus the amount of any brokerage commissions paid by the Company with respect to the Common Shares, without receiving cash to pay any tax payment obligation which arises as a result of such dividend. Participants in the Plan who make optional cash payments will be treated for federal income tax purposes as having received a dividend equal to the excess of the fair market value on the Investment Date of such Common Shares over the amount of the optional cash payment made by the participant. Participants will not be able to control the specific timing of optional cash payments, initial cash investments and sales of Common Shares under the Plan. The market discount for purchases of Common Shares may change from time to time or may be eliminated at any time. See "CRIIMI MAE Inc. Dividend Reinvestment and Stock Purchase Plan-- Disadvantages."

                                   CRIIMI MAE

      CRIIMI MAE is a full service commercial mortgage company structured as a self-administered real estate investment trust ("REIT"). CRIIMI MAE specializes in the acquisition, origination, securitization and servicing of multifamily and commercial mortgages and mortgage-related assets throughout the United States.

          CRIIMI MAE INC. DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

      The following is a complete statement of the Plan.

Purpose

      The purpose of the Plan is to provide holders of CRIIMI MAE's Common Shares and other investors with a convenient and economical way to purchase Common Shares and to reinvest all or a portion of their cash dividends in additional Common Shares.

      The Plan may also have the effect of raising additional capital through the direct sale of Common Shares by the Company. These sales may be effected, in part, through the Company's approval from time to time, in its sole discretion, of Requests for Waiver regarding the limitations applicable to the initial cash investment and optional cash payment features of the Plan.

Definitions

      The following is a list of certain capitalized terms and their meanings for purposes of this Prospectus.

        - Agent means Registrar and Transfer Company, the Company's agent and administrator for the Plan. Beneficial Owner means a holder of Common Shares who beneficially owns Common Shares that are registered in a name other than such holder's name (for example, where Common Shares are held in the name of a broker, bank or other nominee).

        - Dividend Reinvestment Date means the first Trading Day after the date on which the Company pays quarterly dividends. Dividends on Common Shares have historically been paid on the last Trading Day of each quarter ended March 31, June 30, September 30 and December 31.

        - Holder of Record means a holder of Common Shares who owns Common Shares in his or her own name.

        - Investment Date means for all optional cash payments and initial cash investments, including optional cash payments and initial cash investment exceeding $10,000, the eleventh Trading Day after the commencement of the Pricing Period each month. Please see Schedule A for a list of the Investment Dates for each month through the month ending December 31, 1999.

        - Pricing Period means, (i) with respect to optional cash payments and initial cash investments, the period encompassing the ten Trading Days immediately preceding the relevant Investment Date and (ii) with respect to the reinvestment of cash dividends, the period encompassing the five Trading Days immediately preceding the relevant Dividend Reinvestment Date.

        - Threshold Price means the stated dollar amount that the average of the high and low sales price of the Common Shares on the New York Stock Exchange for a Trading Day in a Pricing Period must equal or exceed in order to be included in the calculation of the purchase price for newly issued Common Shares acquired from the Company. With respect to initial cash investments and optional cash payments (in each case regardless of dollar amount), if the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then the high and low sales price for that Trading Day will be excluded from the calculation of the purchase price of Common Shares. See "--Source and Price of Common Shares" below.

        - Trading Day means a day on which trades of the Common Shares are reported on the NYSE.

Advantages

        - Common Shares purchased under the Plan with reinvested dividends and optional cash payments that do not exceed $10,000, whether purchased in the open market or directly from the Company, will be issued commission free and at a discount, initially, of 2% to the market price. If it is determined that Common Shares to be purchased under the Plan will be made in the open market instead of directly from the Company, participants will not pay any brokerage fees or commissions on open market purchases or in privately negotiated purchases of Common Shares.

        - In addition to reinvestment of dividends, participants may invest additional funds in Common Shares through optional cash payments of not less than $100 and not more than $10,000 per month, unless a Request for Waiver is approved by the Company. Optional cash payments may be made by sending to the Agent a check or money order payable to "Registrar and Transfer Company." Optional cash payments may be made occasionally or at regular intervals, as the participant desires. Participants may also make optional cash payments by having their bank checking accounts debited directly, without paying a fee, on a monthly basis to purchase Common Shares through the Plan. Participants may make optional cash payments even if dividends on their Common Shares are not being reinvested.

        - Persons not currently holders of Common Shares may become participants by making an initial cash investment of not less than $500 and not more than $10,000, or a greater amount if a Request for Waiver is approved by the Company, to purchase Common Shares under the Plan.

        - Funds invested in the Plan for Holders of Record are fully invested through the purchase of fractions of Common Shares, as well as full Common Shares, and proportionate cash dividends on fractions of Common Shares are used to purchase additional Common Shares. See "--Participation Option" for a discussion of fractional shares owned by Beneficial Owners.

        - A participant may make a gift, at any time and at a nominal cost to the participant, of all or a portion of the Common Shares held in the Plan in the name of the participant to a Plan account for another person by instructing the Agent of the request and enclosing a check for the processing fee made payable to the Agent.

        - The Plan offers a "share safekeeping" service whereby participants may deposit their Common Share certificates with the Agent and have their ownership of such Common Shares maintained on the Agent's records as part of their Plan accounts. Participants will not be charged a fee for this service.

        - Participants will not pay any service fees, brokerage commissions or other charges in connection with purchases of Common Shares under the Plan.

Disadvantages

        - Participants in the Plan who reinvest dividends will be treated for federal income tax purposes as having received a dividend on the dividend payment date. In addition, participants in the Plan who make optional cash payments will be treated for federal income tax purposes as having received a dividend at the time they receive Common Shares purchased with such optional cash payments to the extent of any discount received as a result of such optional cash payments. Such dividends may give rise to a tax payment obligation without providing the participant with immediate cash to pay such tax when it becomes due. See "Certain United States Federal Income Tax Considerations."

        - Participants will not be able to control the specific timing of purchases and sales of Common Shares under the Plan. Because purchases under the Plan will be made no earlier than eleven Trading Days following receipt of an investment instruction, and because sales under the Plan will be effected by the Agent through a registered broker-dealer only as soon as practicable after the Agent receives such instructions, a participant may be unable to achieve the same level of control over purchase and sale timing that he or she might have regarding investments made outside the Plan.

        - The Company may, without prior notice to participants, change or eliminate the discount on Common Shares to be purchased through the Plan pursuant to the dividend reinvestment and optional cash payment features. As a result, participants will generally be unable to depend on the availability of a market discount regarding

          Common Shares acquired through the Plan.

        - No interest will be paid by the Company or the Agent to a participant on dividends, initial cash investments or optional cash payments held pending reinvestment or investment or to be returned to the participant. In addition, optional cash payments exceeding $10,000 per month may be subject to return to the participant, in whole or proportionate part, unless waived by the Company and the participant, without interest in the event that (i) a Threshold Price has been established with respect to Common Shares to be purchased from the Company and (ii) such Threshold Price is not met for a Trading Day during the related Pricing Period.

        - With respect to optional cash payments exceeding $10,000, while the Plan allows the Company to establish a discount from the average market price of the Common Shares during the Pricing Period, there can be no assurance that such average market price, as so discounted, will equal or exceed the market price of the Common Shares on the relevant Investment Date. Similarly, there can be no assurance that the average market price of Common Shares purchased with optional cash payments that do not exceed $10,000, less any discount (initially 2%), will equal or exceed the market price of the Common Shares on the relevant Investment Date.


Administration

        CRIIMI MAE has retained Registrar and Transfer Company as plan administrator and agent (the "Agent") to administer the Plan, keep records, send statements of account activity to each participant and perform other duties relating to the Plan. Common Shares purchased under the Plan and held by the Agent will be registered in the Agent's name or the name of its nominee for the benefit of the participants. If the Agent resigns or otherwise ceases to act as plan administrator and agent, the Company will appoint a new plan administrator and agent to administer the Plan.

        Questions regarding the Plan may be directed to the Agent either by phone at (800) 998-9151 or in writing to the following address:

          Registrar and Transfer Company
          Attention: CRIIMI MAE Dividend Reinvestment and Stock Purchase Plan 10 Commerce Drive
          Cranford, New Jersey  07016


Participation

        Participation in the Plan is open to any person or entity, whether or not a holder of Common Shares, provided that such person or entity fulfills the prerequisites for participation described below under "Enrollment Procedures." A holder of Common Shares who owns the Common Shares in his or her own name is referred to herein as a "Holder of Record." A Holder of Record may participate directly in the Plan. A holder of the Common Shares who beneficially owns Common Shares that are registered in a name other than such holder's name (for example, where Common Shares are held in the name of a broker, bank or other nominee) is referred to herein as a "Beneficial Owner." A Beneficial Owner may participate in the Plan by either (i) becoming a Holder of Record by having one or more Common Shares transferred into such holder's own name or (ii) coordinating such holder's participation with his or her broker, bank or other nominee who is the record holder to participate on such holder's behalf. A prospective investor who holds no Common Shares may participate, at his or her option, either directly or through a broker, bank or other nominee. See "--Enrollment Procedures" below.

        The Plan is intended for the benefit of investors in CRIIMI MAE and not for persons or entities who accumulate accounts under the Plan over which they have control for the purpose of exceeding the $10,000 per month maximum without seeking the advance approval of the Company or who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of the Common Shares. Notwithstanding anything in the Plan to the contrary, CRIIMI MAE reserves the right to exclude from participation in the Plan, at any time, (i) persons or entities who attempt to circumvent the Plan's standard $10,000 per month maximum by accumulating accounts over which they have control or (ii) any other persons or entities, as determined in the sole discretion of the Company.

        Participants currently enrolled in the CRIIMI MAE Inc. Dividend Reinvestment and Stock Purchase Plan, the predecessor to the Plan, will automatically be enrolled in the Plan. Participants currently enrolled in the CRIIMI MAE Inc. Dividend Reinvestment and Stock Purchase Plan who do not wish to enroll in the Plan may withdraw from the Plan by sending written notice to the Agent. See "--Withdrawal."

Previous Sales Under the Plan

        Under the CRIIMI MAE Inc. Dividend Reinvestment and Stock Purchase Plans in effect from August 1990 until the adoption of this Plan by the Company's board of directors, the Company issued 2,668,869 Common Shares. A total of 1,983,474 Common Shares were issued pursuant to the initial cash investment and optional cash payment features of all such predecessor plans.

Enrollment Procedures

        After being furnished a copy of this Prospectus:

          (a) Holders of Record may become participants by delivering a completed Enrollment Form to the Agent. Participants currently enrolled in the CRIIMI MAE Inc. Dividend Reinvestment and Stock Purchase Plan need not do anything to continue their participation in the Plan.

          (b) Beneficial Owners are eligible to participate in the reinvestment of dividends. However, Beneficial Owners must instruct their broker, bank or other nominee who is a Depository Trust Company ("DTC") participant to participate on their behalf in the Plan. See "--Broker and Nominee Form."

          (c) Interested persons not currently holders of Common Shares may become participants by (i) directly delivering a completed Enrollment Form to the Agent or (ii) instructing their broker, bank or other nominee to deliver a completed and signed Enrollment Form to the Agent together with an initial cash investment of not less than $500 and not more than $10,000; provided, that initial cash investments of more than $10,000 may be made if a Request for Waiver therefor is approved by the Company.

        Enrollment Forms will be processed as promptly as practicable. Participation in the Plan will begin after the properly completed Enrollment Form has been reviewed and accepted by the Agent (and, in cases of initial cash investments exceeding $10,000, a properly completed Request for Wavier form has been reviewed and accepted by the Company).

Participation Option

        The Enrollment Form appoints the Agent as agent for the participants and directs the Company to pay to the Agent such participants' cash dividends on all or a specified number of Common Shares owned by the participants ("Participating Shares"), as well as on all whole and fractional Common Shares credited to participants' Plan accounts ("Plan Shares"). The Enrollment Form directs the Agent to purchase, on the Dividend Reinvestment Date, additional Common Shares with such dividends. The Enrollment Form also directs the Agent to purchase on the relevant Investment Date additional Common Shares with optional cash payments and initial cash investments of not more than $10,000, if any, made by Holders of Record. See "--Cash Investments Exceeding $10,000" below for a discussion of the requirements for optional cash payments and initial cash investments exceeding $10,000. See "--Broker and Nominee Form" below for a discussion of the requirements for optional cash payments of a Beneficial Owner, and initial cash investments of an investor who is not currently a holder of Common Shares, whose broker, bank or other nominee holds or will hold such person's Common Shares. The Enrollment Form also directs the Agent to automatically reinvest all subsequent dividends on Plan Shares. Dividends will continue to be reinvested until the participant specifies otherwise by contacting the Agent, withdraws from the Plan or the Plan is terminated.

        The Enrollment Form provides for the purchase of additional Common Shares through the following investment options:

          (a) Full Dividend Reinvestment--The Agent will apply any cash dividends on all Common Shares held in certificate form by the participant and all cash dividends on Plan Shares, together with any optional cash payments or initial cash investment, toward the purchase of additional Common Shares.

          (b) Partial Dividend Reinvestment--The Agent will apply cash dividends on Common Shares held in certificate form by the participant and specified on the Enrollment Form, and all cash dividends on Plan Shares, together with any optional cash payments or initial cash investment, toward the purchase of additional Common Shares.

          (c) Optional Cash Payment and Initial Cash Investment Only--The participant will continue to receive cash dividends on Common Shares held in certificate form by the participant in the usual manner. However, the Agent will apply all cash dividends on all Plan Shares, together with any optional cash payments or initial cash investment received from the participant, toward the purchase of additional Common Shares.

        Each participant may select any one of these three options. In each case, dividends will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including dividends on Common Shares purchased with any optional cash payments or initial cash investment, until a participant specifies otherwise by contacting the Agent, or withdraws from the Plan altogether, or until the Plan is terminated. If a participant would prefer to receive cash payments of dividends on Plan Shares rather than reinvest such dividends, those Common Shares must be withdrawn from the Plan by written notification to the Agent. See "--Withdrawal" below.

        Beneficial Owners may have their dividends reinvested in additional Common Shares if the Beneficial Owner's broker, bank or other nominee is a DTC participant. The Beneficial Owner should instruct his or her broker, bank or other nominee to provide instructions to DTC to reinvest all or a portion of his or her cash dividends. Common Shares issued as a result of reinvested dividends pursuant to a request by a Beneficial Owner will be in certificated form. A Beneficial Owner can make optional cash payments or an initial cash investment by instructing his or her broker, bank or other nominee to complete a Broker and Nominee Form and transmit funds to the Agent. A Beneficial Owner that wishes to purchase Common Shares by making an optional cash payment or initial cash investment through a broker, bank or other nominee may not receive fractions of Common Shares, in which event uninvested cash will be returned via check to the broker, bank or other nominee on behalf of the Beneficial Owner. See "--Broker and Nominee Form" below.

        The Enrollment Form also permits a participant to authorize automatic deductions from his or her personal bank checking account. If this option is selected, the Agent will automatically deduct from the participant's designated bank account the amount indicated on the Enrollment Form (not less than $100 or more than $10,000 per month) on or about the fifteenth day of each month.

        A participant may change his or her investment option at any time by completing a new Enrollment Form and returning it to the Agent.

Broker and Nominee Form

        The Broker and Nominee Form provides the only means by which a broker, bank or other nominee holding Common Shares on behalf of a Beneficial Owner, or planning to hold Common Shares on behalf of an interested investor who is not currently a holder of Common Shares, may make optional cash payments or an initial cash investment within the minimum and maximum investment limitations established for the Plan (see "--Optional Cash

Payments and Initial Cash Investments" below) on behalf of such Beneficial Owner or interested investor. A Broker and Nominee Form must be delivered to the Agent each time such broker, bank or other nominee transmits optional cash payments or an initial cash investment. Broker and Nominee Forms will be furnished at any time upon request to the Agent.

        The Broker and Nominee Form and appropriate instructions must be received by the Agent not later than 12:00 p.m. (noon) Eastern time on the Trading Day immediately preceding the commencement of the relevant Pricing Period in order to be invested on the Investment Date, otherwise the optional cash payment or initial cash investment will be returned, without interest.

        Common Shares issued pursuant to a properly completed Broker and Nominee Form will not be deemed Plan Shares. Therefore, subsequent dividends will be paid in cash unless otherwise instructed by the Beneficial Owner. See "--Enrollment Procedures" above for a discussion of the requirements for a Beneficial Owner participating in the reinvestment of dividends.

Reinvestment of Cash Dividends

        A participant may elect to reinvest cash dividends paid on all or a portion of the Common Shares held in certificate form by the participant by designating his or her election on the Enrollment Form. Reinvestment levels may be changed from time to time as a participant desires by submitting a new election to the Agent on a properly completed Enrollment Form. To be effective with respect to a particular dividend payment date, any change in the reinvestment election must be received by the Agent no later than three Trading Days before the record date for such dividend. The record date is usually about ten days prior to the dividend payment date.

        Dividends on Common Shares are expected to be paid on the last Trading Day of each quarter ended March 31, June 30, September 30 and December 31. The reinvestment of dividends will generally begin on the Dividend Reinvestment Date and will normally extend over a period of two to five Trading Days in the case of open market purchases. Newly issued Common Shares will be purchased from CRIIMI MAE on the Dividend Reinvestment Date. If the participant has specified partial reinvestment of dividends or optional cash payment or initial cash investment only, the portion of such dividend payment not being reinvested will be sent to the participant by check in the usual manner.

Optional Cash Payments and Initial Cash Investments

        Participants in the Plan may make optional cash payments by personal check or money order made payable to "Registrar and Transfer Company." An optional cash payment may also be made by a broker, bank or other nominee acting on behalf of a Beneficial Owner. Optional cash payments must be at least $100 for any single investment and may not exceed $10,000 per month. (For purposes of these limitations, all Plan accounts under the common control or management of a participant may be aggregated, at the Company's sole discretion). Optional cash payments exceeding $10,000 per month may be made only upon acceptance by CRIIMI MAE of a properly completed Request for Waiver form. See "--Cash Investments Exceeding $10,000" below. There is no obligation to make an optional cash payment at any time, and the amount of such payments may vary from time to time. Participants may also make optional cash payments by arranging to have their bank checking accounts debited directly on a monthly basis to have Common Shares purchased through the Plan. To initiate direct debiting, a participant must complete the "Automatic Cash Investment" portion of the Enrollment Form and return to the Agent the Enrollment Form and a voided check on the account the participant wishes to be debited. Debits to participants' accounts will be processed on or about the fifteenth day of each month, but will not commence until the month following the Agent's receipt of the completed Enrollment Form and voided check. The minimum monthly account debit is $100 and the maximum is $10,000. Participants will not be charged a fee in connection with making optional cash payments by direct debit. Cash contributions may not be accepted by the Agent if a participant imposes any restrictions with respect to the number of Common Shares to be purchased, the price at which the Common Shares are to be purchased or the timing of the purchase.

        An interested person not currently a holder of Common Shares may become a participant by directly enrolling in the Plan by delivering a completed Enrollment Form to the Agent and making an initial cash investment in the form of a personal check or money order payable to "Registrar and Transfer Company." An interested person not currently a holder of Common Shares and not wanting to enroll directly in the Plan must instruct his or her broker, bank or other nominee to complete a Broker and Nominee Form and transmit the initial cash investment to the Agent. Initial cash investments must be at least $500 and may not exceed $10,000 (without the prior approval of the Company pursuant to a Request for Waiver). (For purposes of these limitations, all Plan accounts under the common control or management of a participant may be aggregated, at CRIIMI MAE's sole discretion). Initial cash investments exceeding $10,000 per month may be made only upon acceptance by the Company of a properly completed Request for Waiver form.

        Optional cash payments and initial cash investments that do not exceed $10,000 must be received by the Agent no later than 12:00 p.m. (noon) Eastern time on the Trading Day immediately preceding the commencement of the relevant Pricing Period, and any payment in the form of check or money order must have cleared on or before the Investment Date in order to be invested on the Investment Date. Optional cash payments and initial cash investments that are received or cleared after such time will be returned to the participant, without interest. OPTIONAL CASH PAYMENTS AND INITIAL CASH INVESTMENTS EXCEEDING $10,000 MUST BE RECEIVED (TOGETHER WITH A COMPLETED REQUEST FOR WAIVER FORM) BY THE AGENT IN GOOD FUNDS NOT LATER THAN 12:00 P.M. (NOON) EASTERN TIME ON THE TRADING DAY IMMEDIATELY PRECEDING THE COMMENCEMENT OF THE RELEVANT PRICING PERIOD IN ORDER FOR SUCH FUNDS TO BE INVESTED ON THE RELATED INVESTMENT DATE. Upon a participant's written request received by the Agent no later than two Trading Days prior to the Pricing Period, a timely optional cash payment or initial cash investment not already invested under the Plan will be canceled or returned to the participant, as appropriate. However, in such latter event, no refund of a check or money order will be made until the funds have been actually received by the Agent. Accordingly, such refunds may be delayed by up to three weeks.

        The Agent will establish an escrow account for the deposit of optional cash payments that exceed $10,000 and initial cash investments that exceed $10,000 pending their investment in Common Shares. Interest that accrues on funds deposited in the escrow account pending their investment on the relevant Investment Date will be paid to CRIIMI MAE. No interest will be paid to CRIIMI MAE from funds deposited with the Agent in connection with optional cash payments not exceeding $10,000 and initial cash investments not exceeding $10,000. No interest will be paid to participants on amounts held by the Agent pending investment or to be returned to the participant. All optional cash payments and initial cash payments are subject to collection by the Agent for full face value in U.S. funds.

        The Agent will apply the optional cash payment or initial cash payment received from a participant to the purchase of Common Shares for the account of the participant on the relevant Investment Date. See "--Source and Price of Shares" and "--Cash Investments Exceeding $10,000" below. See Schedule A for a list of Investment Dates.

Source and Price of Common Shares

        Source

        To fulfill the Plan's requirements, the Agent may purchase or sell Common Shares in the open market or in privately negotiated transactions subject to such terms and conditions, including price and delivery, as the Agent may accept. The Agent may also purchase Common Shares from CRIIMI MAE, to the extent CRIIMI MAE makes Common Shares available. The Agent may commingle each participant's funds with those of other participants for the purpose of executing purchases.

        For open market purchases in connection with optional cash payments and initial cash investments, Common Shares purchased by the Agent will be acquired through open market transactions conducted by a registered broker-dealer commencing on the first Trading Day that follows the end of the Pricing Period; open market purchases will typically extend over two to five Trading Days. Newly issued Common Shares acquired with optional cash payments and initial cash investments will be purchased from CRIIMI MAE on the Investment Date.

        Dividend and voting rights on Common Shares purchased in the open market will commence upon settlement, which is normally three Trading Days after purchase. However, Common Shares purchased in the open market within a period of three Trading Days prior to and including a dividend record date are considered purchased "ex-dividend" and therefore are not entitled to payment of that dividend.

        Price

          Reinvested Dividends. Common Shares purchased in the open market pursuant to the reinvestment of dividends will be credited to participants' accounts at the weighted average price per share of all Common Shares purchased with respect to the relevant Dividend Reinvestment Date less a discount, initially, of 2%. Common Shares purchased for the Plan directly from CRIIMI MAE will be acquired on the Dividend Reinvestment Date at a price to participants, computed to four decimal places, obtained by averaging the daily high and low sales price of the Common Shares as reported on the New York Stock Exchange on the five Trading Days immediately preceding the Dividend Reinvestment Date and subtracting from such average a discount, initially, of 2%.

          Optional Cash Payments That Do Not Exceed $10,000. Common Shares purchased in the open market with optional cash payments that do not exceed $10,000 will be credited to participants' accounts at the weighted average price per share of all Common Shares purchased with respect to the relevant Investment Date, less a discount, initially, of 2%. Common Shares purchased for the Plan directly from CRIIMI MAE with optional cash payments that do not exceed $10,000 will be acquired on the relevant Investment Date at a price to participants, computed to four decimal places, obtained by (i) averaging the daily high and low sales price of the Common Shares on the New York Stock Exchange on the Trading Days during the Pricing Period immediately preceding the relevant Investment Date on which the Threshold Price, if any, is satisfied and (ii) subtracting from such average a discount, initially, of 2%. See "--Cash Investments Exceeding $10,000--Waiver Discount and Threshold Price" for a discussion of the price of and discount for Common Shares purchased with optional cash payments that exceed $10,000.

          Initial Cash Investments. Common Shares purchased in the open market with initial cash investments will be credited to participants' accounts at the weighted average price per share of all Common Shares purchased with respect to the relevant Investment Date. Common Shares purchased for the Plan directly from CRIIMI MAE with initial cash investments will be acquired on the relevant Investment Date at a price to participants, computed to four decimal places, obtained by averaging the daily high and low sales price of the Common Shares on the New York Stock Exchange on the Trading Days during the relevant Pricing Period on which the Threshold Price, if any, is satisfied. There is no discount for Common Shares purchased in the open market or directly from the Company with initial cash investments.

          Threshold Price. Notwithstanding anything contained herein to the contrary, CRIIMI MAE may establish for each Pricing Period a Threshold Price applicable to the purchase of newly issued Common Shares purchased through optional cash payments and initial cash investments. The Threshold Price, if any, will be established by the Company, in its sole discretion, at least three Trading Days prior to the first day of the Pricing Period based upon a review of current market conditions and other relevant factors. Participants may obtain the applicable Threshold Price by telephoning the Company at (800) 266-0535 and requesting "CRIIMI MAE Investor Services." The Threshold Price will be a stated dollar amount that the average of the high and low sales price of the Common Shares on the New York Stock Exchange for a Trading Day of the Pricing Period must equal or exceed in order to be included in the calculation of the purchase price for newly issued Common Shares acquired from CRIIMI MAE. In the event that such Threshold Price is not satisfied for a Trading Day of the Pricing Period, then such Trading Day and the trading prices of the Common Shares for that day will be excluded from (i) the Pricing Period and (ii) the determination of the purchase price of the Common Shares for all optional cash payments and initial cash investments. Thus, for example, if the Threshold Price is not satisfied for three of the ten Trading Days in the Pricing Period, then the purchase price of the Common Shares will be based upon the remaining seven Trading Days for which the Threshold Price was satisfied.

        No portion of any optional cash payment that does not exceed $10,000, and no portion of any initial cash investment, will be returned to participants for any Trading Day of a Pricing Period for which the Threshold Price is not satisfied.

        See Schedule A for a list of Investment Dates and associated optional cash payment and initial cash investment due dates and Pricing Periods.

        The discount for purchases of Common Shares with optional cash payments that do not exceed $10,000 and reinvested dividends will initially be 2% but may be changed or eliminated by CRIIMI MAE, without prior notice to participants, at any time.

Cash Investments Exceeding $10,000

        Request for Waiver

        Initial cash investments in excess of $10,000 and optional cash payments in excess of $10,000 per month may be made only pursuant to a written Request for Waiver accepted in writing by CRIIMI MAE. A Request for Waiver must be received by CRIIMI MAE at its corporate address or via facsimile at (301) 231-0334 no later than 12:00 p.m. (noon) Eastern time on the third Trading Day preceding the relevant Pricing Period. Request for Waiver forms may be obtained by calling the Company at (800) 266-0535 and requesting "CRIIMI MAE Investor Services." It is solely within CRIIMI MAE's discretion as to whether any such approval for initial cash investments in excess of $10,000 or optional cash payments in excess of $10,000 will be granted. In deciding whether to approve a Request for Waiver, CRIIMI MAE will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued or treasury shares directly from the Company or acquiring Common Shares from third parties in the open market or in privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Shares as compared to other sources of funds, the purchase price likely to apply to any sale of Common Shares under the Plan, the participant submitting the request, the extent and nature of such participant's prior participation in the Plan, the number of Common Shares held by such participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all participants. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount CRIIMI MAE is then willing to accept, CRIIMI MAE may honor such requests in order of receipt, pro rata or by any other method that CRIIMI MAE determines in its sole discretion to be appropriate.

        The Company anticipates that it will respond to each Request for Waiver by the close of business (5:00 p.m. Eastern time) on the second Trading Day preceding the relevant Pricing Period. GOOD FUNDS ON ALL APPROVED REQUESTS FOR WAIVER MUST BE RECEIVED BY THE AGENT NOT LATER THAN 12:00 P.M.
(NOON) EASTERN TIME ON THE TRADING DAY IMMEDIATELY PRECEDING THE COMMENCEMENT OF THE RELEVANT PRICING PERIOD IN ORDER FOR SUCH FUNDS TO BE INVESTED ON THE RELEVANT INVESTMENT DATE. A participant who has delivered an optional cash payment in excess of $10,000 or an initial cash investment in excess of $10,000 to the Agent may request the return of such optional cash payment or initial cash payment at any time prior to the second Trading Day immediately preceding the commencement of the relevant Pricing Period.

        The Agent will establish an escrow account for the deposit of optional cash payments that exceed $10,000 and initial cash investments that exceed $10,000 pending their investment in Common Shares. Interest that accrues on funds deposited in the escrow account pending their investment on the Investment Date will be paid to CRIIMI MAE.

        See "--Plan of Distribution; Expenses" below; also see Schedule A for a list of important dates applicable to the Request for Waiver.

        Purchase Price

        Common Shares purchased in connection with approved Requests for Waiver in open market purchases or directly from the Company will be acquired on the Investment Date at a price to participants, computed to four decimal places, obtained by (i) averaging the daily high and low sales price of the Common Shares on the New York Stock Exchange on the Trading Days during the related Pricing Period on which the Threshold Price, if any, is satisfied and
(ii) subtracting from such average the Waiver Discount, if any, applicable to such Common Shares. See "--Waiver Discount and Threshold Price" below. Only Common Shares purchased with optional cash payments that exceed $10,000 (pursuant to an approved Request for Waiver) will receive the Waiver Discount, if any. The purchase price to participants of Common Shares purchased with initial cash investments that exceed $10,000 will not be reduced by the Waiver Discount.

        Waiver Discount and Threshold Price

        Each month, at least three Trading Days prior to the first day of the Pricing Period, the Company may establish a Waiver Discount applicable to optional cash payments exceeding $10,000. The Waiver Discount, which may vary each month from 0% to 5%, will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs of the Company. The Waiver Discount will apply both to Common Shares purchased directly from the Company and Common Shares acquired in open market purchases or in negotiated transactions.

        Notwithstanding anything contained herein to the contrary, CRIIMI MAE may establish for each Pricing Period a Threshold Price applicable to the purchase of newly issued Common Shares purchased through optional cash payments and initial cash investments. This Threshold Price, if any, will be established by the Company, in its sole discretion, at least three Trading Days prior to the first day of the Pricing Period based upon a review of current market conditions and other relevant factors. The Threshold Price will be a stated dollar amount that the average of the high and low sales price of the Common Shares on the New York Stock Exchange for a Trading Day of the Pricing Period must equal or exceed in order to be included in the calculation of the purchase price for newly issued Common Shares acquired from the Company. In the event that such Threshold Price is not satisfied for a Trading Day of the Pricing Period, then such Trading Day and the trading prices of the Common Shares for that day will be excluded from (i) the Pricing Period and (ii) the determination of the purchase price of the Common Shares for all optional cash payments and initial cash investments. Thus, for example, if the Threshold Price is not satisfied for three of the ten Trading Days, then the purchase price of the Common Shares will be based upon the remaining seven Trading Days for which the Threshold Price was satisfied.

        Each Trading Day of a Pricing Period for which the Threshold Price is not satisfied will cause the return of a portion of any optional cash payments made pursuant to Requests for Waiver approved by the Company. The returned amount will equal one-tenth of such optional cash payments for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied for three Trading Days, then 3/10 (i.e., 30%) of such optional cash payments will be returned without interest. A participant in the Plan may agree, with the Company's consent, to waive the return of a portion of an optional cash payment made pursuant to a Request for Waiver for one or more Trading Days for which the Threshold Price is not satisfied. In accordance with the waiver, the portion of the optional cash payment that would otherwise be returned to the Participant will be invested in additional Common Shares.

        The Threshold Price applies to all optional cash payments and initial cash investments. The return procedure discussed above applies only to optional cash payments made pursuant to Requests for Waiver approved by the Company and not to the reinvestment of dividends, optional cash payments that do not exceed $10,000 or initial cash investments.

        Participants may obtain the applicable Waiver Discount and Threshold Price by telephoning the Company at (800) 266-0535 and requesting "CRIIMI MAE Investor Services."

        Any person who acquires Common Shares through the Plan and resells them shortly before or after acquiring them may be considered to be an underwriter within the meaning of the Securities Act. The Company expects that certain persons will acquire Common Shares pursuant to a Request for Waiver and resell such Common Shares in order to obtain the financial benefit of any Waiver Discount then being offered under the Plan. The Company has no arrangements or understandings, informal or formal, with any person relating to a distribution of Common Shares to be received pursuant to the Plan.

Investment Date

        The Plan's "Investment Date" for all optional cash payments and initial cash investments, including cash investments exceeding $10,000, is the eleventh Trading Day after the commencement of the Pricing Period each month. See Schedule A for a list of Investment Dates and associated optional cash payment and initial cash investment due dates and Pricing Periods.

Ways to Make Investments

        Personal Check or Money Order

        Optional cash payments that do not exceed $10,000 and initial cash investments that do not exceed $10,000 may be made by personal check or money order payable in U.S. dollars to "Registrar and Transfer Company." Optional cash payments mailed to the Agent should include the Optional Cash Payment Form attached to the quarterly statement of account sent to participants or available upon request from the Agent or CRIIMI MAE.

        Automatic Investment from a Bank Account

        Participants may also make optional cash payments by arranging to have their bank checking accounts debited directly on a monthly basis to have Common Shares purchased through the Plan. To initiate direct debiting, a participant must complete the "Automatic Cash Investment" portion of the Enrollment Form. Debits to participants' accounts will be processed on or about the fifteenth day of each month. The minimum monthly account debit is $100 and the maximum is $10,000. Participants will not pay any fee in connection with optional cash payments made by direct debit. Cash contributions may not be accepted by the Agent if a participant imposes any restrictions with respect to the number of Common Shares to be purchased, the price at which the Common Shares are to be purchased or the timing of the purchase.

        To initiate automatic monthly deductions, the participant must provide written authorization to the Agent together with a voided blank check for the account from which funds are to be drawn. The written request for automatic monthly deduction will be processed and will become effective as promptly as practicable.

        Participants may change or terminate their automatic monthly deduction election by providing new written instructions to the Agent. To be effective with respect to a particular month, however, the new instructions must be received by the Agent prior to the last Trading Day of the preceding calendar month.

        Cashiers Check or Wire (for optional cash payments exceeding $10,000 and initial cash investments exceeding $10,000)

        Optional cash payments exceeding $10,000 and initial cash investments exceeding $10,000 must be made by cashiers check payable to "Registrar and Transfer Company" or by wire transfer, or by such other method that is expressly approved by CRIIMI MAE on the Request for Waiver Form with respect to such optional cash payment or initial cash investment.

Sale of Common Shares

        Participants may elect to sell Common Shares held in their Plan accounts through the Plan. Participants who wish to sell Common Shares through the Plan should request the Agent to sell any number of whole Common Shares held in their Plan accounts by giving written instruction to the Agent. The Agent will sell Common Shares on the open market through a registered broker-dealer as soon as practicable, except where and to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations. Participants will generally be unable to terminate the sale after submitting the request. The Company will have no influence over sales of Common Shares on behalf of participants in the Plan. Participants will receive the proceeds, less an administrative charge of $10.00 and applicable brokerage fees and commissions, if any, and any transfer taxes. Net proceeds of Common Shares sold through the Plan will be paid to participants normally by check upon settlement of trade. A participant that wishes to sell Common Shares held in the Plan other than through the Plan may request that the Agent deliver a certificate for such Common Shares to the participant, which the participant may then sell through his or her registered broker-dealer.

        If instructions for the sale of Common Shares are received on or after an ex-dividend date but before the related dividend payment date, the sale will be processed as described above and a separate check for the dividend will be mailed following the dividend payment date. A request to sell all Common Shares held in a participant's account will be treated as a withdrawal from the Plan (see "--Withdrawal" below).

Share Safekeeping

        At the time of enrollment in the Plan, or at any later time, participants may use the Plan's share safekeeping service to deposit any Common Share certificates in their possession with the Agent. Participants will not be charged a fee for this service. Common Shares deposited will be transferred into the name of the Agent or its nominee and credited to the participant's account under the Plan.

        By using the Plan's share safekeeping service, participants no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, because Common Shares deposited with the Agent are treated in the same manner as Common Shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner. See "--Sale of Common Shares" above and "--Withdrawal" and "--Gift/Transfer of Common Shares Within the Plan" below.

        Participants who wish to deposit their Common Share certificates with the Agent must complete and return to the Agent, by registered, insured mail, the Common Share certificates to be deposited, along with a properly completed Enrollment Form, if applicable. The certificates should not be endorsed.

Gift/Transfer of Common Shares Within the Plan

        If a participant wishes to transfer the ownership of all or part of the Common Shares held in the participant's Plan account to a Plan account for another person, whether by gift, private sale or otherwise, the participant may effect such transfer by written request to the Agent, together with an executed stock assignment (stock power) and a check for $5.00 payable to "Registrar and Transfer Company," to the Agent. Requests for transfer are subject to the same requirements as for the transfer of Common Share certificates, including requirements of a signature guarantee on the stock assignment.

        Common Shares so transferred will continue to be held by the Agent under the Plan. An account will be opened in the name of the transferee, if he or she is not already a participant, and such transferee will automatically be enrolled in the Plan. If the transferee is not already a registered holder of Common Shares or a Plan participant, the donor may make a reinvestment election for the transferee at the time of the gift. The transferee may change the reinvestment election after the gift has been made as described under "--Reinvestment of Cash Dividends" above.

        The transferee will receive a statement showing the number of Common Shares transferred to and held in the transferee's Plan account.

Reports to Participants

        As soon as practicable after each purchase of Common Shares by the Agent for the participant's account, a confirmation of the transaction will be mailed to the participant by the Agent. In addition, a statement of account will be mailed by the Agent to the participant quarterly. These confirmation receipts and quarterly statements are the participant's continuing record of current activity and should be retained for tax purposes. In addition, each participant will receive all communications sent to other holders of the Company's Common Shares, including any annual and quarterly reports to holders of the Company's Common Shares, proxy statements and dividend income information for tax reporting purposes. Participants should be aware that it is important to retain all statements received as there could be a fee incurred when requesting the Agent to supply past history.

        All notices, statements and reports from the Agent to a participant will be addressed to the participant at his or her latest address of record with the Agent. Therefore, participants must promptly notify the Agent of any change of address. To be effective with respect to mailings of dividend checks and quarterly statements and reports for a particular quarter, address changes must be received by the Agent prior to the record date for that quarter's dividend.

Certificates for Common Shares

        Common Shares purchased and held under the Plan will be held in safekeeping by the Agent in its name or the name of its nominee. The number of Common Shares (including fractional shares) held for each participant will be shown on each statement of account. Participants may obtain a new certificate for all or some of the whole Common Shares held in their Plan accounts upon written request to the Agent. Any remaining whole or fractional Plan Shares will continue to be held by the Agent. Withdrawal of Common Shares in the form of a certificate in no way affects dividend reinvestment. See "--Reinvestment of Cash Dividends" above.

        Except as described above under "Gift/Transfer of Common Shares Within the Plan," Common Shares held by the Agent for a participant's Plan account may not be pledged or assigned. A participant who wishes to pledge or assign any such Common Shares must request that a certificate for such Common Shares be issued in the participant's name.

Plan of Distribution; Expenses

        Except to the extent the Agent effects purchases of Common Shares in open market transactions through a registered broker-dealer or in privately negotiated transactions negotiated by CRIIMI MAE, the Agent will acquire Common Shares directly from the Company for the Plan. The Company may sell Common Shares to owners of Common Shares (including brokers or dealers) who, in connection with any resales of such Common Shares, may be deemed to be underwriters. Such Common Shares, including Common Shares acquired pursuant to Requests for Waiver approved with respect to the optional cash payment and initial cash investment features of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Common Shares trade or in privately negotiated transactions. The Common Shares are currently listed on the NYSE.

        Under certain circumstances, it is expected that a portion of the Common Shares available for issuance under the Plan will be issued pursuant to such Requests for Waiver. The difference between the price such owners pay to the Company for Common Shares acquired under the Plan, after deduction of the applicable discount from the market price (in the case of optional cash payments that exceed $10,000), and the price at which such Common Shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

        Subject to the availability of Common Shares registered for issuance under the Plan, there is no total maximum number of Common Shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of Common Shares acquired through the reinvestment of dividends under the Plan.

        Common Shares purchased for a participant with respect to a particular Investment Date will be credited to the participant's account at the weighted average price per share of all Common Shares purchased with respect to that Investment Date (less any applicable discount). Participants have no control over the terms and conditions, including price and delivery, pursuant to which Common Shares are purchased or whether Common Shares are purchased in the open market through registered broker-dealers, in private transactions negotiated by the Company or directly from the Company.

        The Company will pay the costs of administering the Plan, including charges by the Agent for bank services on each dividend reinvestment. Participants will not pay brokerage commissions on Common Shares purchased directly from the Company. In addition, the Company will pay all brokerage commissions related to purchases of Common Shares in the open market effected through registered broker-dealers. The Company will also pay any processing fees associated with the direct debit feature of the Plan. The Agent may charge a participant for additional services not provided under the Plan or where specified charges are indicated. Certain expenses will be incurred by the participant if the participant requests that Common Shares be sold. Brokers or nominees who participate on behalf of Beneficial Owners for whom they are holding Common Shares may charge such beneficial owners fees in connection with such participation, for which neither the Agent nor the Company will be responsible.

Withdrawal

        A participant may withdraw from the Plan at any time by giving written instructions to the Agent. Upon a participant's withdrawal from the Plan, a certificate for the whole Common Shares held in the Plan for the participant will be issued. Alternatively, a participant may specify in the withdrawal notice that all (but not less than all) whole Plan Shares be sold. The Agent will effect the sale through a registered broker-dealer on the open market as soon as practicable after receipt of the withdrawal notice (see "--Source and Price of Common Shares" above), and the participant will receive a check for the proceeds, less an administrative charge of $10.00 and applicable brokerage fees and commissions, if any, and any transfer taxes.

        Whether whole Plan Shares are withdrawn or sold, participants terminating their participation in the Plan will receive a check for the cash value of any fractional Common Shares held in their Plan accounts. Fractions of Common Shares will be valued at the same effective price as whole Common Shares sold.

        If notice of withdrawal is received on or after an ex-dividend date but before the related dividend payment date, the withdrawal will be processed as described above and a separate check for the dividend will be mailed following the dividend payment date.

        After participation in the Plan has been terminated, no further investments may be made without re-enrolling in the Plan.

Miscellaneous

        Stock Split, Stock Dividend or Rights Offering

        Any dividends in Common Shares or split shares distributed by the Company on Common Shares held in the Plan will be added to the participant's account. Common Share dividends or split shares distributed on certificated Common Shares will be credited to the participant's account, unless otherwise instructed.

        In the event of a rights offering, the participant will receive rights based upon the total number of whole Common Shares owned, that is, the total number of Plan Shares and certificated Common Shares standing in the participant's name.

        Voting of Common Shares Held in the Plan

        Whole and fractional Common Shares held in a Plan account may be voted in person or by the proxy sent to the participant.

        Limitation of Liability

        Neither the Company nor the Agent (nor any of their respective agents, representatives, employees, officers, directors or subcontractors) will be liable in administering the Plan for any act done in good faith nor for any good faith omission to act, including, without limitation, any claim of liability arising with respect to the prices or times at which Common Shares are purchased or sold for participants, or any change in the market value of Common Shares, or from failure to terminate a participant's account upon a participant's death. The foregoing does not represent a waiver of any rights a participant may have under applicable securities laws.

        Change or Termination of the Plan

        The Company, in its sole discretion, may suspend, modify or terminate the Plan at any time in whole, in part, or in respect of participants in one or more jurisdictions. Written notice of such suspension, modification or termination will be sent to all affected participants at least ten days prior to such action. No such event will affect any Common Shares then credited to a participant's account. Upon any whole or partial termination of the Plan by the Company, certificates for whole Common Shares held in an affected participant's account under the Plan will be issued to the participant and a cash payment will be made for any fractional Common Share held in his or her Plan account. Any change in the Waiver Discount made by the Company shall not constitute a modification of the Plan requiring notice to participants.

        Termination of a Participant

        The Company may terminate any participant's participation in the Plan for any reason (including, without limitation, the attempted circumvention by a participant of the $10,000 monthly maximum for cash purchases through the accumulation of Plan accounts over which they have control) after written notice in advance mailed to such participant at the address appearing on the Agent's records. A participant whose participation in the Plan has been terminated will receive certificates for whole Common Shares held in his or her account and a check for the cash value of any fractional Common Shares held in his or her Plan account.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary of certain U.S. federal income and estate tax consequences of the reinvestment of dividends pursuant to the Plan is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or certain types of investors (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws. Those considering participation in the Plan are urged to consult with their own tax advisors regarding the specific tax consequences (including the federal, state, local and foreign tax consequences) that may result from their participation in the Plan and of potential changes in applicable tax laws. For purposes of this discussion, a "U.S. Holder" is a participant or Beneficial Owner that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, (iii) an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the regulations promulgated by the Treasury Department, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered United States persons. A "Non-U.S. Holder" is any participant or Beneficial Owner that is not a U.S. Holder. For purposes of the withholding tax on dividends discussed below, a non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder.

U.S. Holders

        Dividend Reinvestment

        The reinvestment of dividends does not relieve the U.S. Holder of any federal income tax which may be payable on such dividends. Dividends paid with respect to Common Shares that are reinvested in Common Shares purchased directly from CRIIMI MAE will be treated for federal income tax purposes as having been received by the U.S. Holder in the form of a taxable stock dividend. Accordingly, an amount equal to the fair market value on the date of purchase of Common Shares acquired with reinvested dividends will be treated as a dividend to the extent that CRIIMI MAE has current or accumulated earnings and profits for federal income tax purposes. Dividends paid with respect to Common Shares that are reinvested in Common Shares purchased on the open market will be treated for federal income tax purposes as having been received by the U.S. Holder in the form of a cash dividend. Accordingly, the actual amount of cash provided by CRIIMI MAE that is used to purchase the Common Shares on the open market (whether such cash is a payment of stated dividends or an additional amount paid by CRIIMI MAE to allow the Common Shares to be provided to the U.S. Holders at 98% of the average closing sales price), plus (as discussed in more detail below) the amount of any brokerage commissions paid by CRIIMI MAE with respect to the Common Shares, will be treated as a dividend for federal income tax purposes to the extent that CRIIMI MAE has current or accumulated earnings and profits for federal income tax purposes. U.S. Holders having made optional cash payments will be deemed to have received a dividend for federal income tax purposes equal to the excess of the fair market value of the Common Shares purchased with optional cash payments over the amount of such optional cash payments.

        Dividends in excess of current and accumulated earnings and profits, if any, would not be taxable to a U.S. Holder to the extent that such dividends do not exceed the adjusted basis of the U.S. Holder's Common Shares. To the extent such dividends exceed the adjusted basis of a U.S. Holder's Common Shares, they would be includible in income as capital gain. In addition, in the event that the Company designates a part or all of the amount so distributed as a capital gain dividend, such amount would be treated by the U.S. Holder as long-term capital gain. A Form 1099-DIV mailed to U.S. Holders at year-end will show total income and the amount of any capital gain dividend.

        The Internal Revenue Service ("IRS") has ruled in private letter rulings that brokerage commissions paid by a corporation on behalf of participants in a dividend reinvestment plan (i.e., in the case of open market purchases of Common Shares) were to be treated as constructive dividends to the participants. Such constructive dividends were subject to income tax in the same manner as dividends and were includible in the participants' cost basis of the Common Shares purchased. Accordingly, if the Company pays brokerage commissions with respect to any open market purchases made by the Agent, the Company intends to take the position that participants will have received their proportionate amount of such commissions as additional dividends. In addition, consistent with the foregoing, CRIIMI MAE intends to reflect any discount for purchases of Common Shares under the Plan as constructive dividends to participants. The information return sent by the Agent to you and the IRS at the end of the year will show the amount of such dividends paid to you. While the matter is not free from doubt, CRIIMI MAE intends to take the position that administrative expenses of the Plan paid by CRIIMI MAE are not constructive dividends to participants.

        The tax basis of Common Shares acquired directly from CRIIMI MAE pursuant to the reinvestment of dividends under the Plan will be equal to the fair market value of the Common Shares on the applicable date of purchase.
The tax basis of Common Shares acquired on the open market pursuant to the reinvestment of dividends under the Plan will be equal to the actual purchase price of the Common Shares provided to U.S. Holders pursuant to the Plan plus the U.S. Holder's share of brokerage commissions, if any. The holding period of Common Shares acquired under the Plan will begin on the day following the date as of which the Common Shares were purchased for the U.S. Holder's account.

        A U.S. Holder will not realize any taxable income when the U.S. Holder receives certificates for Common Shares credited to the U.S. Holder's account, either upon the U.S. Holder's request for such certificates or upon withdrawal from or termination of the Plan. However, a U.S. Holder may recognize gain or loss when Common Shares acquired under the Plan are sold or exchanged or when a U.S. Holder receives cash for fractional Common Shares. The amount of such gain or loss will be the difference between the amount received in such sale or exchange for the U.S. Holder's Common Shares and the tax basis thereof.

        The IRS has ruled in connection with similar plans that a dividend reinvestment plan will not adversely affect the qualification of a REIT for federal income tax purposes. In addition, REITs should be able to include amounts deemed distributed as dividends under such a plan for purposes of its dividends-paid deduction.

        Optional Cash Payments and Initial Cash Purchases

        The IRS has indicated in somewhat similar situations that a participant who makes an optional cash payment for the purchase of Common Shares under the Plan will be treated as having received a distribution equal to the excess of the fair market value on the Investment Date of such Common Shares over the amount of the optional cash payment made by the participant. In addition, if Common Shares are acquired by the Agent in an open-market transaction, the IRS may assert that a participant has received an additional distribution equal to a pro rata share of any commissions or fees paid by the Company on behalf of the participant.

        The taxation of such a distribution is not entirely clear. Participants should be aware that the Company will treat the entire amount of any deemed distribution, for tax reporting purposes, as a distribution taxable as a dividend to the extent of the Company's current or accumulated earnings and profits. Accordingly, a participant's tax basis in his or her Common Shares acquired through optional cash payments or an initial cash investment under the Plan will generally equal the total amount of the optional cash payments or initial cash investment plus any distributions the participant is deemed to have received (as described above). A participant's holding period for Common Shares purchased under the Plan generally will begin on the day following the date on which Common Shares are credited to the participant's account.

        It is possible, however, that all or a portion of such deemed distribution should be treated as a tax-free return of capital or not treated as a taxable distribution. Participants are encouraged to consult their own tax counsel in this regard.

Non-U.S. Holders

        In general, distributions to a Non-U.S. Holder of Common Shares which are not attributable to gain from the sale or exchange of United States real property interests and are not designated by the Company as capital gain dividends will be treated as dividends of ordinary income (to the extent of earnings and profits) for U.S. federal income tax purposes. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States or, if a tax treaty applies, attributable to a permanent establishment in the United States ("U.S. trade or business income") generally are subject to U.S. federal income tax at regular rates (and, in the case of a Non-U.S. Holder that is a corporation, under certain circumstances may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty), but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payer. If you are a Non-U.S. Holder whose dividends are subject to United States income tax withholding, the appropriate amount will be withheld and the remaining balance will be used to purchase additional Common Shares.

        Distributions by CRIIMI MAE which are not dividends out of earnings and profits (as determined for U.S.

federal income tax purposes) should not be subject to U.S. withholding tax. Such distributions are treated first as a tax-free return of capital to the Non-U.S. Holder and reduce the tax basis of the Non-U.S. Holder's Common Shares by the amount of such distribution (but not below zero). Distributions in excess of the Non-U.S. Holder's tax basis are taxable as a sale or exchange of Common Shares. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of CRIIMI MAE. CRIIMI MAE does not expect to pay dividends in excess of current and accumulated earnings and profits.

        Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), for as long as the Company qualifies as a REIT, a distribution made by CRIIMI MAE to a Non-U.S. Holder that is attributable to gains from the sale or exchange of U.S. real property interests generally will be taxable as if the distributions were gains "effectively connected" with a U.S. trade or business. Therefore, in such circumstances, Non-U.S. Holders generally will be taxed at the capital gain rates applicable to U.S. Holders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Holder (unless reduced or eliminated by treaty). In addition, the Company will be required to withhold U.S. tax equal to 35% of the amount of dividends that could have been designated as capital gain dividends, but such requirement apparently is limited to the amount of such gain that is attributable to the sale or exchange of U.S. real property interests. The amount so withheld is creditable against the U.S. federal income tax liability of such Non-U.S. Holder and a refund may be available if the amount withheld exceeds the U.S. federal income tax liability of the Non-U.S. Holder.

        In order to obtain complete exemption from withholding with respect to dividends, a Non-U.S. Holder must provide the Company in a timely manner with either (i) an IRS Form 1001 stating that the Non-U.S. Holder is entitled to a complete exemption under an applicable treaty, or (ii) if such dividends are "effectively connected" income, an IRS Form 4224. In order to obtain a partial exemption from withholding with respect to dividends based on a treaty, a Non-U.S. Holder must provide CRIIMI MAE in a timely manner with an IRS Form 1001, stating that the Non-U.S. Holder is so entitled to such a reduced rate on dividends paid. Such forms must be signed by the Non-U.S. Holder or the Non-U.S. Holder's agent. A Non-U.S. Holder that is required to submit a certification on Form 1001 or 4224 to avoid the imposition of United States federal withholding tax with respect to a dividend on Common Shares is required to submit such certification to CRIIMI MAE as soon as practicable after the Non-U.S. Holder acquires such Common Shares or a beneficial interest therein. If the Company does not physically receive such certification by the date that is 10 days prior to a dividend payment date, the Company may treat such certification as ineffective with respect to any payment to such Non-U.S. Holder and may withhold tax from such payment on such date. The Non-U.S. Holder will be responsible for ensuring that all IRS Forms are properly updated. If an IRS form provided by a Non-U.S. Holder is not properly updated, CRIIMI MAE will commence withholding on the dividend payment date on or following the date that such form becomes no longer current.

        In general, an individual who is a Non-U.S. Holder for U.S. estate tax purposes will incur liability for U.S. federal estate tax if the fair market value of the property included in such individual's taxable estate for U.S. federal estate tax purposes exceeds the statutory threshold amount. For these purposes, Common Shares owned or treated as owned by an individual who is a Non-U.S. Holder (for U.S. estate tax purposes) at the time of death will be included in the individual's taxable estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

        On October 6, 1997, the Treasury Department issued final rules with respect to withholding tax on income paid to foreign persons and related matters (the "Final Withholding Regulations"). The Final Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Non-U.S. Holders are urged to consult with their own tax advisors with respect to the Final Withholding Regulations.

Backup Withholding

        If you fail to provide certain federal income tax certifications in the manner required by law (such as the taxpayer identification number), dividends on and proceeds from the sale of any Common Shares held for your account are subject to federal backup withholding, currently at the rate of 31%. Certain exempt holders of the Company's Common Shares (including most corporations) are, however, exempt from the above withholding requirements, provided that certain certifications are made.

        Any amounts withheld under the backup withholding rules from a payment to a person would be allowed as a refund or a credit against that person's United States federal income tax, provided that the required information is furnished to the IRS. Furthermore, certain penalties may be imposed by the IRS on a Holder who is required to supply information but who does not do so in the proper manner.

                                 USE OF PROCEEDS

        CRIIMI MAE intends to use the net proceeds from the sale of the Common Shares offered pursuant to the Plan (i) to acquire or originate mortgage assets, primarily Subordinated CMBS, (ii) to sponsor and/or participate in collateralized mortgage obligation programs and (iii) for other general corporate purposes, including working capital. Pending their use for the foregoing purposes, the net proceeds are expected to be invested in short-term, interest-bearing accounts and/or used to pay down debt on a temporary basis.

                                  LEGAL MATTERS

        Certain legal matters will be passed upon for CRIIMI MAE by Swidler & Berlin, Chartered, Washington, D.C.

                                     EXPERTS

        The financial statements included in CRIIMI MAE's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                   Schedule A

                      List of Important Dates for the Plan

        The following list sets forth, for each quarter through the quarter ended December 31, 1999, the Dividend Reinvestment Date.

        Dividend Reinvestment Date
          10/01/98
          01/04/99
          04/01/99
          07/01/99
          10/01/99
          01/03/00

        The following list sets forth, for each month through the month ended December 31, 1999, (i) the latest date on which the Threshold Price and Waiver Discount may be set by the Company, (ii) the date by which initial cash investments and optional cash payments must be received by the Agent for investment on the Investment Date, (iii) the date that the Pricing Period commences and (iv) the Investment Date (i.e., the date on which initial cash investments and optional cash payments will be invested in Common Shares).



        Threshold                   Initial Cash Investment            Pricing
        Price and Waiver            and Optional Cash                  Period           Investment
        Discount Set                Payment due Date                   Commences        Date
        ------------------          ----------------------             ---------        --------
        07/29/98                    07/31/98                           08/03/98         08/17/98
        08/27/98                    08/31/98                           09/01/98         09/16/98
        09/28/98                    09/30/98                           10/01/98         10/15/98
        10/28/98                    10/30/98                           11/02/98         11/16/98
        11/25/98*                   11/30/98                           12/01/98         12/15/98
        12/29/98                    12/31/98                           01/04/99         01/19/99
        01/27/99                    01/29/99                           02/01/99         02/16/99
        02/24/99                    02/26/99                           03/01/99         03/15/99
        03/29/99                    03/31/99                           04/01/99         04/16/99
        04/28/99                    04/30/99                           05/03/99         05/17/99
        05/26/99                    05/28/99                           06/01/99         06/15/99
        06/28/99                    06/30/99                           07/01/99         07/16/99
        07/28/99                    07/30/99                           08/02/99         08/16/99
        08/27/99                    08/31/99                           09/01/99         09/16/99
        09/28/99                    09/30/99                           10/01/99         10/15/99
        10/27/99                    10/29/99                           11/01/99         11/15/99
        11/24/99*                   11/30/99                           12/01/99         12/15/99


---------------
* Because the Company's offices will be closed on the day following the Thanksgiving day holiday, the Company will establish the Threshold Price and Waiver Discount one Trading Day earlier than it otherwise would.

        No dealer, salesperson or other person is authorized in connection with any offering made hereby to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                                TABLE OF CONTENTS


                                                                                                                        Page
Available Information.....................................................................................................2
Incorporation of Certain Documents by Reference...........................................................................2
Summary of the Plan.......................................................................................................3
CRIIMI MAE................................................................................................................6
CRIIMI MAE Inc. Dividend Reinvestment and
        Stock Purchase Plan...............................................................................................6
Certain United States Federal Income Tax Considerations..................................................................20
Use of Proceeds..........................................................................................................24
Legal Matters............................................................................................................24
Experts..................................................................................................................24
List of Important Dates..........................................................................................Schedule A




                              Dividend Reinvestment
                             and Stock Purchase Plan


                                CRIIMI MAE Inc.







                             4,700,000 Common Shares







                              --------------------

                                   PROSPECTUS

                              --------------------

                                          , 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Dividend

        All of the expenses set forth below, except the SEC registration fee, are estimated.

         SEC registration fee                                        $17,300
         New York Stock Exchange listing fee
         Printing and engraving expenses                               7,000
         Accounting fees and expenses
         Legal fees and expenses                                      25,000
         Blue Sky fees and expenses (including legal fees)
         Agent fees
         Miscellaneous
                                                                    -----------
              Total                                                  $
                                                                    -----------
                                                                    -----------


         ----------
         All of the above are estimated, except the SEC registration fee.

Item 15.  Indemnification of Directors and Officers

         Under Maryland law, a corporation formed under Maryland law is permitted to limit, by provisions in its articles of incorporation, the liability of its directors and officers to the corporation or its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. CRIIMI MAE's Articles of Incorporation include such a provision which limits such liability to the fullest extent permitted by Maryland law.

         CRIIMI MAE's Bylaws provide that CRIIMI MAE shall indemnify its directors and officers, and may indemnify other persons who may be indemnified, to the fullest extent permitted by Maryland law against any liability and related expenses (including attorneys' fees) incurred in conjunction with any proceeding or threatened proceeding in which any of them may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to CRIIMI MAE's business. CRIIMI MAE has purchased and maintains liability insurance against liabilities that may be asserted against such persons in connection with CRIIMI MAE, whether or not indemnification against such liabilities would be permitted under the provisions of CRIIMI MAE's Articles of Incorporation.

         Section 2-418 of the General Corporation Law of the State of Maryland provides, together with the Bylaws described above, for the indemnification of directors, officers and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

Item 16.  Exhibits

         (a) Exhibits.


         Exhibit
         Number                        Description
         --------                      -----------
          *4.1  --Articles of Incorporation, as amended, of CRIIMI MAE Inc.
          *4.2  --Bylaws, as amended, of CRIIMI MAE Inc.
          *4.6  --Form of specimen certificate representing Common Shares
             5  --Opinion regarding validity of securities being registered
             8  --Tax Opinion
          23.1  --Consent of Arthur Andersen LLP
          23.2  --Consent of Swidler & Berlin, Chartered (included in Exhibit 5)
          24.1 --Power of Attorney (included on signature page of Registration Statement)
        **99.1  --Form of Enrollment Form

         ---------------
         * Incorporated herein by reference to CRIIMI MAE's Registration Statement on Form S-3 (File No. 33- 50679).

        ** Incorporated herein by reference to CRIIMI MAE's Registration
           Statement on Form S-3 (File No. 333- 41373).

Item 17.          Undertakings

         The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant also hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in
Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 8th day of July, 1998.

                                               CRIIMI MAE INC.
                                               By: /s/ WILLIAM B. DOCKSER
                                                   ----------------------------
                                                        William B.  Dockser
                                                       Chairman of the Board


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William B. Dockser and H. William Willoughby, and each of them severally, as his true and lawful, attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or of his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


   /s/          WILLIAM B. DOCKSER                 Chairman of the Board (Principal          July  8, 1998
   ---          ------------------
                William B. Dockser                 Executive Officer and Director)

   /s/         H. WILLIAM WILLOUGHBY               Director, President and Secretary         July  8, 1998
   ---         ---------------------
               H. William Willoughby

   /s/           GARRET G. CARLSON                 Director                                  July  8, 1998
   ---           -----------------
                Garrett G. Carlson

   /s/          G. RICHARD DUNNELLS                Director                                  July  8, 1998
   ---          -------------------
                G. Richard Dunnells

   /s/           ROBERT J. MERRICK                 Director                                  July  8, 1998
   ---           -----------------
                 Robert J. Merrick

   /s/           CYNTHIA O. AZZARA                 Chief Financial Officer                   July  8, 1998
   ---           -----------------
                 Cynthia O. Azzara                 (Principal Financial and
                                                   Accounting Officer)


                                  EXHIBIT INDEX


         Exhibit
         Number                  Description
         -------                 -----------

          *4.1  --Articles of Incorporation, as amended, of CRIIMI MAE Inc.
          *4.2  --Bylaws, as amended, of CRIIMI MAE Inc.
          *4.6  --Form of specimen certificate representing Common Shares
             5 --Opinion regarding validity of securities being registered 8 --Tax Opinion
          23.1  --Consent of Arthur Andersen LLP
          23.2  --Consent of Swidler & Berlin, Chartered (included in Exhibit 5)
          24.1 --Power of Attorney (included on signature page of Registration Statement)
        **99.1  --Form of Enrollment Form

         ---------------
         * Incorporated herein by reference to CRIIMI MAE's Registration Statement on Form S-3 (File No. 33- 50679), as amended.

        ** Incorporated herein by reference to CRIIMI MAE's Registration
           Statement on Form S-3 (File No. 333- 41373).